Exhibit 32

CERTIFICATIONS OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

     The undersigned, the Chief Executive Officer and the Chief Financial Officer of TeleTech Holdings, Inc. (the “Company”), each hereby certifies that, to his knowledge on the date hereof:

(a)	the Form 10-Q of the Company for the quarter ended June 30, 2004 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and (b) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

	By:	/s/ KENNETH D. TUCHMAN

Kenneth D. Tuchman
Chairman and Chief Executive Officer

	By:	/s/ DENNIS J. LACEY

Executive Vice President and
Chief
Date: March 1, 2005		Financial Officer